EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

FIRST QUARTER 2005 FINANCIAL RESULTS

REDWOOD CITY, Calif., May 10, 2005 – Ampex Corporation (OTCBB:AEXCA) today reported net income of $5.9 million or $1.52 per diluted share after deduction of $2.6 million or $0.67 per diluted share for the cost of patent litigation. In the first quarter of 2004 the Company reported a net loss of ($0.3) million or ($0.07) per diluted share after deduction of $0.5 million or $0.13 per diluted share of patent litigation expense. Total revenues were $17.9 million in the first quarter of 2005 compared with $9.9 million in the first quarter of the prior year.

Licensing revenue totaled $11.4 million in the first quarter of 2005, up from $1.7 million in the first quarter of 2004. During the first quarter of 2005 new patent licensing agreements were announced with six additional manufacturers of digital still cameras (Casio Computer Co., Ltd., Matsushita Electric Industrial Co. Ltd., Olympus Corporation, PENTAX Corporation, Samsung Techwin Co., Ltd. and Victor Company of Japan, Ltd.). In the first quarter of 2005, $3.1 million of licensing revenue reflected prepayments of royalty obligations through the first quarter of 2006. The balance of $8.3 million represents royalties in respect of past or current sales under licenses that provide for running royalties based on the licensee’s revenues from products that infringe our patents. In the first quarter of 2004, all of the Company’s licensing revenue came from running royalties paid by manufacturers of digital video camcorders.

During the first quarter of 2005, the Company’s intellectual property costs included litigation costs of $2.6 million or $0.67 per diluted share related to lawsuits that it initiated in October 2004 against Eastman Kodak Company (NYSE:EK) alleging patent infringement. Suits brought against two other manufacturers of digital still cameras were settled in the fourth quarter of 2004 upon successfully concluding licensing agreements. Patent litigation costs incurred in the first quarter of 2004 totaled $0.5 million. The Company may seek to enforce its digital imaging patents by instituting additional litigation against manufacturers of digital still cameras, digital video camcorders, DVD recorders or other products if we believe our patents are being infringed by such manufacturers and licensing agreements cannot be concluded on satisfactory terms. The Licensing segment contributed operating profit of $8.4 million or $2.15 per diluted share in the first quarter of 2005 compared to operating profit of $0.9 million or $0.23 per diluted share in the first quarter of 2004.

Product sales and service revenues from the Company’s Recorders’ segment totaled $6.5 million for the first quarter of 2005 compared to $8.2 million in the first quarter of 2004. The sales decline is primarily attributed to an ongoing transition from an older generation of tape-based image and data acquisition products to a newly introduced range of solid state and hard disk-based products. Such sales declines coupled with increased research and development and selling and administrative costs for the Recorders’ segment, which were partially offset by improved gross profit margins, resulted in a drop in operating income in the first quarter of 2005 to $0.7 million or $0.17 per diluted share compared to $2.0 million or $0.53 per diluted share in the first quarter of 2004.

Interest expense, net and other financing costs, totaled $0.7 or $0.19 per diluted share in the quarter ended March 31, 2005, compared to $2.4 million or $0.64 per diluted share in the quarter ended March 31, 2004, reflecting $62.4 million of debt repayment in the fourth quarter of 2004. On May 3, 2005 the Company called $10 million of its 12% senior notes to be redeemed, which will reduce the principal amount to $5.8 million when completed in the second quarter of 2005. The Company’s annual effective tax rate was less than the statutory rate in the quarter ended March 31, 2005 due to the ability to offset taxable income with available net operating loss carryforwards which at December 31, 2004 totaled $178 million. In the quarter ended March 31, 2004 the Company benefited from income, including its pro rata share of gains realized on the sale of investments held by a limited partnership, totaling $1.2 million or $0.33 per diluted share. The limited partnership sold or distributed all remaining investments by the end of 2004.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2004 Annual Report on Form 10-K which has been filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which has also been filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,426	$8,840
Short-term investments	9,187	9,134
Accounts receivable (net of allowances of $68 in 2005 and $74 in 2004)	2,852	2,602
Inventories	4,885	5,187
Royalties receivable	5,927	—
Other current assets	2,042	2,071
Property held for sale	2,631	2,670

Total current assets	34,950	30,504

Property, plant and equipment	1,483	1,560
Other assets	540	555

Total assets	$36,973	$32,619

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$122	$131
Accounts payable	3,834	1,577
Net liabilities of discontinued operations	925	1,042
Accrued restructuring costs	645	645
Other accrued liabilities	17,041	15,260

Total current liabilities	22,567	18,655
Long-term debt	29,807	30,275
Other liabilities	72,475	77,993
Accrued restructuring costs	1,464	1,622
Net liabilities of discontinued operations	3,402	3,503

Total liabilities	129,715	132,048

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2005 and in 2004
Issued and outstanding - 3,700,364 shares in 2005; 3,692,517 in 2004	37	37
Class C:
Authorized: 50,000,000 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—
Other additional capital	454,546	454,525
Accumulated deficit	(457,756)	(463,680)
Accumulated other comprehensive loss	(89,569)	(90,311)

Total stockholders’ deficit	(92,742)	(99,429)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$36,973	$32,619

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2005	2004
	(unaudited)
Licensing revenue	$11,411	$1,661
Product revenue	4,246	6,010
Service revenue	2,274	2,218

Total revenue	17,931	9,889

Intellectual property costs	3,028	803
Cost of product revenue	2,536	3,465
Cost of service revenue	689	578
Research, development and engineering	1,032	889
Selling and administrative	3,668	2,781

Total costs and operating expenses	10,953	8,516

Operating income	6,978	1,373
Media pension costs	193	322
Interest expense	741	2,359
Amortization of debt financing costs	14	14
Interest income	(69)	(25)
Other (income) expense, net	(46)	6

Income (loss) before income taxes and equity in income of limited partnership	6,145	(1,303)

Provision for income taxes	221	167
Equity in income of limited partnership	—	(1,220)

Net income (loss)	5,924	(250)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	53	(2)

Comprehensive income (loss)	$5,977	$(252)

Basic income (loss) per share	$1.60	$(0.07)

Weighted average number of basic common shares outstanding	3,698,197	3,717,682

Diluted income (loss) per share	$1.52	$(0.07)

Weighted average number of diluted common shares outstanding	3,901,223	3,717,682